ROBISON, HILL & CO.	Certified Public Accountants
A PROFESSIONAL CORPORATION
BRENT M. DAVIES, CPA
DAVID O. SEAL, CPA
W. DALE WESTENSKOW, CPA
BARRY D. LOVELESS, CPA
STEPHEN M. HALLEY, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors
Homeland Precious Metals Corp.

We have issued an audit report dated September 21, 2009 for the year ended March 31, 2009 for Homeland Precious Metals Corp. which is included in this Form 20-F annual report.  We consent to the use of our auditors report in the aforementioned annual report and to the reference to our firm under the heading “Experts.”

   /s/ Robison, Hill & Co.
Certified Public Accountants

Salt Lake City, Utah
September 22, 2009